UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 30, 2006

Date of Report (Date of earliest event reported)

Global Developments Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.
V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 2.01   OTHER EVENTS

The attached announcement was released to the news media on November 30, 2006.

GLOBAL INVESTMENT UPDATE: Aurelio Resource Corporation Appoints Allan J. Marter To The Board Of Directors

Vancouver, BC -- November 30, 2006 -- Global Developments, Inc. (PINKSHEETS: GBDP), a publicly traded venture capital company, is pleased to provide the following update with respect to Aurelio Resource Corporation, a mineral exploration company in which Global holds an equity stake.

LITTLETON, Colo.--(BUSINESS WIRE)--Aurelio Resource Corporation (OTCBB:AULO - News) is pleased to announce that Allan J. Marter has been appointed to the Company's Board of Directors. Mr. Marter has also agreed to serve, on an interim basis, as the Company's Chief Financial Officer.

Mr. Marter previously served as Senior Vice President and Chief Financial Officer of Golden Star Resources Ltd (AMEX:GSS - News), a mid-tier gold producer. Before joining Golden Star, he was a principal of Waiata Resources, a mining financial advisory services consultancy, and a director of Endeavour Financial Inc., an international mining financial group. He has more than 25 years experience in the mining industry and served as President of the Northwest Mining Association in 1993.

Mr. Marter currently serves as President and a Director of EURO Resources S.A. (TSX:EUR - News), a company focused on acquiring and holding royalties on operating and development-stage gold mines worldwide.

In a related matter, David C. Jonson has resigned as a Director but will continue to serve the Company as Vice President of Exploration. The Board of Directors wishes to thank Dave, one of Aurelio's founders, for his dedicated service.

About Aurelio Resources

Aurelio Resources is a publicly traded mineral exploration company whose objective is to become a mid-tier producing company by focusing to acquire, explore and develop mineral properties. In addition to the Company's present portfolio, only advanced stage projects will be considered for acquisition. Target sizes of future acquisition are focused only on projects with 'world-class' deposit potential of > 1 million oz. Au, > 50 million oz. Ag or 0.5 billion lb. Cu. For more information, please visit their website at www.aurelioresources.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: November 30, 2006	By:	/s/ John D. Briner
President